Execution Copy

DEJ STOCK PURCHASE AGREEMENT

by and among

BLOCKBUSTER INC.,

D.E.J. PRODUCTIONS INC.

and

FIRST LOOK MEDIA, INC.

November_, 2005

Table of Contents

Page

ARTICLE I
GENERAL

1.1	Definitions	1

ARTICLE II
THE TRANSACTIONS

2.1 2.2 2.3 2.4 2.5 2.6 2.7 2.8 2.9 2.10 2.11 2.12 2.13 2.14	Sale and Purchase of DEJ Shares
Purchase Price
Revenue Sharing Agreements
Closing
Conditions Precedent to the Closing
Deliveries and Proceedings on the Closing Date
Consent of Certain Third Persons
Tax Election
Actions Prior to the Closing Date
Designated Pictures
[Intentionally Deleted]
As Is, Where Is Nature of Sale
Allocation
Taxes	3 3 4 4 4 5 5 6 6 6 6 6 6 6

ARTICLE III
REPRESENTATIONS AND WARRANTIES OF BLOCKBUSTER AND DEJ

3.1 3.2 3.3 3.4 3.5 3.6	Qualification Authorization and Enforceability; Consent Capital Stock DEJ Pictures and Licenses to DEJ Licenses by DEJ General	6 7 7 7 8 8

ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF FIRST LOOK

4.1 4.2 4.3 4.4	Organization and Good Standing Authorization and Enforceability Investment Intent Consents	9 9 9 9

ARTICLE V
CERTAIN ADDITIONAL COVENANTS

5.1 5.2 5.3 5.4 5.5 5.6 5.7	Maintenance of Books and Records; Access Compliance with Licenses to DEJ and Licenses by DEJ Press Release, Confidentiality Further Assurance Employment Nonsolicitation Obligations to Close	9 10 10 10 10 10 10

ARTICLE VI

6.1 6.2	Termination Effect of Termination	10 11

ARTICLE VII
MISCELLANEOUS

7.1 7.2 7.3 7.4 7.5 7.6 7.7 7.8	Entire Agreement Assignment No Presumption Counterparts Governing Law Amendment Notices Nonsurvival of Representations and Warranties	11 11 11 12 12 12 12 13

EXHIBITS:

A - DEJ Pictures
B - Receivables
C - Licenses to DEJ
D - Licenses by DEJ
E - Defaults
F - Claims and Liens
G - Location of all Library Material
H - Noncontravention/Termination Rights
I - Consents
J - Employees
K - Video Revenue Sharing Agreements
L - Balance Sheet
M - Purchase Price Calculation
N - Indemnity Side Letter

          This DEJ STOCK PURCHASE AGREEMENT is entered into by and among Blockbuster Inc., D.E.J. Productions Inc. and First Look Media, Inc.

ARTICLE I
GENERAL

           1.1   Definitions. Capitalized words used herein have the following meanings:

                (a)   “Affiliate” means, with respect to any specified Person, any other Person that, directly or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, such specified Person.

                (b)   “Agreement” means this DEJ Stock Purchase Agreement, together with the Schedules and Exhibits attached hereto.

                (c)   “Bank Consent” has the meaning ascribed to such term in Section 2.5(a)(iii).

                (d)   “Blockbuster” means Blockbuster Inc., a Delaware corporation.

                (e)   “Board Approvals” has the meaning ascribed to such term in Section 2.5(a)(iv).

                (f)   “Claim” means any claim of any nature whatsoever, including any obligation, debt, cause of action, suit, proceeding, judgment, award, or assessment.

                (g)   “Closing” means the closing of the sale of the DEJ Shares hereunder.

                (h)   “Closing Date” means the date that is two business days after each of the conditions precedent set forth in Section 2.5 have been fulfilled or waived, or such earlier or later date that is mutually approved by the parties hereto.

                (i)   “Closing Time” has the meaning ascribed to such term in Section 2.4.

                (j)   “DEJ” means D.E.J. Productions Inc., a Delaware corporation.

                (k)   “DEJ Business” means the business of exploiting the DEJ Pictures.

                (1)   “DEJ Parties” means DEJ and Blockbuster.

                (m)   “DEJ Pictures” means any and all motion pictures in which DEJ has right, title or interest, as of the Closing.

                (n)   “DEJ Shares” means all of the issued and outstanding shares, par value $0.01 per share, of DEJ.

                (o)   “Designated Pictures” means the films currently entitled “Slow Burn” and “Peaceful Warrior.”

                (p)   “First Look” means First Look Media, Inc., a Delaware corporation.

                (q)   “Indemnity Side Letter” means the Indemnity Side Letter in the form attached hereto as Exhibit N to be entered into at the Closing and relating to certain claims by Media 8 Entertainment.

                (r)   “Intellectual Property” means all intellectual property rights, statutory, common law or otherwise, domestic or foreign, including, without limitation, service marks, trademarks and tradenames, patents, all brand and product names, all assumed or fictitious names and all logos, copyrights, licenses and other contractual rights and all assignments and applications relating to the foregoing and other such property and intangible rights owned, used or held for use in connection with the DEJ Business.

                (s)   “Knowledge” means (i) with respect to the DEJ Parties, the actual knowledge after making due inquiry of Andrew Reimer and Charles Feigle and (ii) with respect to First Look, the actual knowledge after making due inquiry of Bill Lischak and Henry Winterstern.

                (t)   “Library” means all of DEJ’s right, title and interest in and to the DEJ Pictures of every kind and nature throughout the world including, without limitation: (i) all of DEJ’s right, title and interest in and to the copyrights and all renewals and extensions thereof and the underlying rights upon which each DEJ Picture is based; (ii) all Licenses to DEJ and Licenses by DEJ, such licenses to include the right to use or exercise any rights with respect to any of the Intellectual Property to the extent granted therein; (iii) all of DEJ’s right, title and interest in and to the rights of distribution and exhibition in all media and territories throughout the universe by any means, method or device now known or hereafter devised; (iv) the right to modify, edit and alter the DEJ Pictures for any purpose to the extent such rights were granted to DEJ; (v) all of DEJ’s right, title and interest in and to the rights and benefits under contracts with third parties relating to the development, production and distribution of the DEJ Pictures to the extent set forth in such contracts with third parties; and (vi) all of DEJ’s right, title and interest in and to the rights to advertise, promote and publicize the DEJ Pictures to the extent such rights were granted to DEJ.

                (u)   “Library Material” means all of DEJ’s right, title and interest in and to all tangible personal property in their possession or under their control relating to the Library, which may include, without limitation: all property relating to the development, production, completion, delivery, exhibition, distribution or other exploitation thereof, all masters, copies, artworks, trailers, clip rights, film negatives, optical negatives, original negatives, sound negatives, interpositives, internegatives, M&E tracks, textless backgrounds, PAL and NTSC video masters, trim, stems, music tape masters, literary property, exposed film, videotapes, developed film, positions, negatives, prints, answer prints, television spots, radio spots, dialogue continuities, press clippings, all versions including television, airlines and foreign language, special effects, pre-print materials, soundtracks, recordings, audio and video tapes and discs of all types and gauges, advertising and promotional materials relating to the DEJ Pictures, transparencies, posters, pressbooks, publicity kits, correspondence, contracts, agreements, licenses, and related documents, books, records and instruments and all duplicates, drafts, versions, variations and copies of each; and all of DEJ’s rights and benefits under any pledgeholder, laboratory, access or film warehousing agreements related thereto, and any and all documents issued by any pledgeholder, warehouseman or bailee with respect thereto.

                (v)   “Licenses to DEJ” means all executory contracts, agreements or arrangements in which DEJ has acquired any rights in the DEJ Pictures.

                (w)   “Licenses by DEJ” means all executory contracts, agreements or arrangements in which DEJ has granted any rights in the DEJ Pictures, including, without limitation, the pay per view license to Warner Home Video Inc.

                (x)   “Liens” means any charges, options, pledges, security interests, restrictions, mortgages, deeds of trust, tenancies or other possessory interests, conditional sale or other title retention agreements, covenants, easements, preferential arrangements or other encumbrances, other than Permitted Liens.

                (y)   “Permitted Liens” means any (i) liens for taxes, assessments and other governmental charges not yet due and payable, (ii) workman’s liens, materialman’s liens and other similar immaterial liens or (iii) statutory and contractual landlord’s or lessor’s liens under any leases of real or personal property.

                (z)   “Person” means any individual or entity.

                (aa)   “Purchase Price” has the meaning ascribed to such term in Section 2.2.

                (bb)   “Senior Lenders” means the lenders to Blockbuster under the Credit Agreement, dated as of August 20, 2004, among Blockbuster, the lenders party thereto, JPMorgan Chase Bank, as Administrative Agent and Collateral Agent, Citicorp North America, Inc., as Syndication Agent, Credit Suisse First Boston, As Documentation Agent and The Bank of New York and Wachovia Bank, National Association, as Co-Documentation Agents, as amended.

                (cc)   “Video Revenue Sharing Agreements” means the three agreements for video revenue sharing to be entered into between First Look (including for the DEJ Pictures) and Blockbuster at the Closing, each in the form attached hereto as Exhibit K.

ARTICLE II
THE TRANSACTIONS

           2.1   Sale and Purchase of DEJ Shares. Subject to all of the terms and conditions of this Agreement, at the Closing and in consideration of the Purchase Price set forth in Section 2.2, Blockbuster hereby agrees to sell, transfer and convey to First Look, and First Look hereby agrees to purchase and acquire from Blockbuster, the DEJ Shares, free and clear of all Liens.

           2.2   Purchase Price. Subject to the terms and conditions of this Agreement, the aggregate purchase price to be paid by First Look for the purchase of the DEJ Shares (the “Purchase Price”) shall be $25,000,000 (subject to adjustment as set forth on Exhibit M attached hereto as such Exhibit M may be updated by Blockbuster from time to time prior to the Closing only for the following: (a) a decrease by the amount of any additional cash received by Blockbuster on behalf of DEJ on or after October 31, 2005 through the Closing and (b) an increase by the amount of any payment by DEJ or by Blockbuster on behalf of DEJ on or after October 31, 2005 through the Closing of any liabilities or payables that are set forth on Exhibit L), payable on the Closing Date by wire transfer of immediately available funds to an account of Blockbuster specified at least two business days in advance of the Closing Date.

           2.3   Revenue Sharing Agreements. On the Closing Date, First Look and Blockbuster shall each execute and deliver each of the Video Revenue Sharing Agreements, which shall be effective for revenue earned on or after October 31, 2005, in accordance with the terms of each of the respective Video Revenue Sharing Agreements.

           2.4   Closing. Subject to the terms and conditions of this Agreement, the Closing shall take place on the Closing Date at 10:00 a.m., Dallas, Texas time (the “Closing Time”). The Closing shall occur by an exchange of all required documents, including by PDF or fax copy, provided that any share certificates to be delivered at the Closing shall be original share certificates.

           2.5   Conditions Precedent to the Closing.

                (a)   Mutual Conditions. The respective obligations of each of the DEJ Parties and First Look to consummate the transactions contemplated hereby shall be subject to the satisfaction or waiver of the following condition: No order, decree or injunction shall have been issued by any governmental authority that shall have the effect of restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement.

                (b)   Conditions to First Look’s Obligations. The obligation of First Look to consummate the transactions contemplated hereby shall be subject to the satisfaction or waiver of each of the following conditions:

                     (i)    Each of the representations and warranties of the DEJ Parties set forth in this Agreement shall be true and correct in all material respects as of the Closing Time as though made on and as of such time; provided, however, that this condition shall be deemed to have been satisfied unless the individual or aggregate impact of all inaccuracies in such representations and warranties would cause a material adverse effect on the DEJ Parties; and

                     (ii)    Each of the DEJ Parties shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it on or before the Closing Time.

                      (iii)   First Look shall have received a Blockbuster-executed signature page counterpart to each of the Video Revenue Sharing Agreements;

                     (iv)    First Look shall have received a release of all Liens on the DEJ Shares and all Liens on the assets and properties of DEJ; and

                     (v)    First Look shall have received a Blockbuster-executed signature page counterpart to the Indemnity Side Letter.

                (c)   Conditions to the DEJ Parties’ Obligations. The obligation of the DEJ Parties to consummate the transactions contemplated hereby shall be subject to the satisfaction or waiver of each of the following conditions:

                      (i)   Each of the representations and warranties of First Look set forth in this Agreement shall be true and correct in all material respects as of the Closing Time as though made on and as of such time; provided, however, that this condition shall be deemed to have been satisfied unless the individual or aggregate impact of all inaccuracies in such representations and warranties would cause a material adverse effect on First Look;

                      (ii)   First Look shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it on or before the Closing Time;

                      (iii)   Blockbuster shall have received the written consent of the Senior Lenders to the transactions contemplated by this Agreement (the “Bank Consent”), the terms of such Bank Consent shall be mutually acceptable to both the Senior Lenders and Blockbuster and such Bank Consent shall be in full force and effect at the Closing Time;

                      (iv)   This Agreement and the transactions contemplated hereby shall have been approved by the respective boards of directors of each of DEJ and Blockbuster (together, the “Board Approvals”), which the DEJ Parties shall be obligated to use their commercially reasonable efforts to obtain by the close of business on November 4, 2005; and

                      (v)   Blockbuster shall have received a First Look-executed signature page counterpart to each of the Video Revenue Sharing Agreements.

           2.6   Deliveries and Proceedings on the Closing Date. Subject to the fulfillment of the conditions set forth in Section 2.5, at the Closing:

                (a)   Deliveries to First Look. Blockbuster shall deliver to First Look:

                     (i)    the stock certificate(s) for the DEJ Shares, duly endorsed to First Look or accompanied by duly executed stock powers in proper form for transfer; and

                     (ii)   Uniform Commercial Code termination statements and signed releases in a form that may be filed with the Copyright Office of the United States or the United States Patent and Trademark Office, as applicable, with respect to all Liens on the DEJ Shares and all Liens on the assets and properties of DEJ.

                (b)          Deliveries By First Look to Blockbuster. First Look shall deliver to Blockbuster a wire transfer of immediately available funds in the amount of the Purchase Price.

           2.7   Consent of Certain Third Persons. DEJ and Blockbuster shall use their respective commercially reasonable efforts to obtain the consent of the Senior Lenders to the transactions contemplated by this Agreement.

           2.8   Tax Election. Each of the parties hereto agree that, if First Look determines to do so within the time period prescribed by law for the filing thereof, the parties shall make a timely, irrevocable and effective election under section 338(h)(10) of the Internal Revenue Code of 1986, as amended, and any similar election under any applicable state, local or foreign income tax law with respect to the transactions contemplated hereby.

           2.9   Actions Prior to the Closing Date. Between the date hereof and until the Closing Date, DEJ hereby agrees not to, and Blockbuster hereby agrees it will not cause DEJ to, engage in any transaction outside the ordinary course of business.

           2.10   Designated Pictures. On or prior to the Closing, DEJ shall transfer to Blockbuster (or to any subsidiary of Blockbuster designated by Blockbuster) all rights and obligations relating to the Designated Pictures, and Blockbuster (or such subsidiary of Blockbuster) shall assume all of such rights and obligations.

           2.11   Intentionally Deleted.

           2.12   As Is, Where Is Nature of Sale. Except as expressly provided herein, the sale of the DEJ Shares to First Look shall be on an “as is, where is” basis and without reliance on representations or warranties of any kind, nature, or description by the DEJ Parties, their agents or their representatives, except to the extent explicitly set forth in this Agreement.

           2.13   Allocation. Blockbuster and First Look agree to allocate the Purchase Price in accordance with the rules under Section 1060 of the Internal Revenue Code of 1986, as amended, and the Treasury Regulations promulgated thereunder. A draft proposal of such allocation shall be prepared by Blockbuster within 30 days after the Closing Date, and such allocation must be jointly approved by First Look and Blockbuster within 60 days after the Closing Date. Blockbuster and First Look agree to act in accordance with such computations and allocations (including any modifications thereto reflecting any post-closing adjustments) in any relevant tax returns or filings.

           2.14   Taxes. First Look shall be responsible for the payment of taxes (including, without limitation, any sales, use, transfer or similar taxes), if any, due in connection with the sale of the DEJ Shares, other than income taxes.

ARTICLE III
REPRESENTATIONS AND WARRANTIES OF BLOCKBUSTER AND DEJ

          Each of Blockbuster and DEJ hereby represent and warrant to First Look as follows:

           3.1   Oualification. DEJ is a corporation duly organized, validly existing, and in good standing under the laws of Delaware and has all requisite power and authority to own its properties and operate its business. DEJ is duly licensed or qualified to do business and is in good standing as a foreign corporation in all jurisdictions wherein such licensing or qualification is necessary, except for where the failure to be so licensed or qualified or to be in good standing would not have a material adverse effect on DEJ or its business.

           3.2   Authorization and Enforceability, Consent. Each of the DEJ Parties have full corporate power and authority to execute, deliver and perform this Agreement. The execution, delivery and performance by each of the DEJ Parties of this Agreement has been duly authorized by all necessary corporate action on the part of each of the DEJ Parties and their respective stockholders, subject to subsequent approval of the boards of directors of the DEJ Parties. This Agreement has been duly executed and delivered by each of the DEJ Parties. This Agreement imposes legal, valid and binding obligations on each of the DEJ Parties, enforceable against each of the DEJ Parties in accordance with its terms. Except as set forth on Exhibit I, no consent, approval or authorization of, or registration or filing with, any Person is required in connection with the execution, delivery and performance by any of the DEJ Parties of this Agreement.

           3.3   Capital Stock. The entire authorized capital stock of DEJ consists of 200 shares of common stock, $0.01 par value per share, of which 100 shares are issued and outstanding. All of the issued and outstanding shares of common stock of DEJ have been duly authorized and validly issued, are fully paid and nonassessable, and are held of record by Blockbuster. Except for this Agreement and except as set forth on Exhibit F, there is no (i) contractual obligation pursuant to which DEJ has granted any option, warrant, call, subscription, conversion or other right to any Person to acquire the shares of common stock or any other securities of, or equity interests in, DEJ, (ii) voting trust, stockholders agreement, registration rights agreement, proxy or similar agreement with respect to the voting or transfer of the capital stock of DEJ, or (iii) contractual obligation pursuant to which any Person is required to repurchase, redeem, or otherwise acquire any shares of common stock of DEJ or any other securities of, or equity interests in, DEJ.

           3.4   DEJ Pictures and Licenses to DEJ

                (a)   Exhibit A contains a complete and accurate list of all DEJ Pictures.

                (b)   (i) Exhibit C contains a complete and accurate list of all Licenses to DEJ, (ii) DEJ has delivered or made available to First Look a correct and complete copy of each License to DEJ, (iii) except as set forth on Exhibit F, as the date hereof, there are no Claims pending or, to the Knowledge of the DEJ Parties, threatened affecting the DEJ Business, and (iv) except as set forth on Exhibit H, the sale of the DEJ Shares will not permit any third party to terminate a License to DEJ.

                (c)   Each License to DEJ is in full force and effect and is a legal, valid and binding obligation of DEJ and, to the Knowledge of the DEJ Parties, each other party thereto, enforceable against DEJ and, to the Knowledge of the DEJ Parties, each other party thereto, in accordance with its terms, subject to the effect of any applicable bankruptcy, reorganization, insolvency, moratorium or similar laws affecting creditors’ rights generally and subject, as to enforceability, to the effect of general principles of equity. Except as set forth on Exhibit E, there is no actual or alleged breach, default, improper termination or failure to perform by DEJ or, to the Knowledge of the DEJ Parties, any of the counterparties thereto. Except as set forth on Exhibit E, there exists no condition or event that, after notice or lapse of time or both, would constitute or result in any breach, default or termination by DEJ. Neither DEJ nor, to the Knowledge of the DEJ Parties, any counterparties thereto have given or received notice of any action to terminate, cancel, rescind, repudiate, or procure a judicial reformation thereof.

           3.5   Licenses by DEJ

                (a)   To the DEJ Parties’ Knowledge, (i) Exhibit D contains a complete and accurate list of all Licenses by DEJ, (ii) DEJ has delivered or made available to First Look a correct and complete copy of each License by DEJ, (iii) except as set forth on Exhibit F, as of the date hereof, there are no Claims relating to any of the Licenses by DEJ, and (iv) except as set forth on Exhibit H, the sale of the DEJ Shares will not permit any third party to terminate a License by DEJ.

                (b)   Each License by DEJ is in full force and effect and is a legal, valid and binding obligation of DEJ and, to the Knowledge of the DEJ Parties, each other party thereto, enforceable against DEJ and, to the Knowledge of the DEJ Parties, each other party thereto, in accordance with its terms, subject to the effect of any applicable bankruptcy, reorganization, insolvency, moratorium or similar laws affecting creditors’ rights generally and subject, as to enforceability, to the effect of general principles of equity. Except as set forth on Exhibit E, there is no actual or alleged breach, default, improper termination or failure to perform by DEJ or, to the Knowledge of the DEJ Parties, any of the counterparties thereto. Except as set forth on Exhibit E, there exists no condition or event that, after notice or lapse of time or both, would constitute or result in any breach, default or termination by DEJ. Neither DEJ nor, to the Knowledge of the DEJ Parties, any counterparties to such licenses have given or received notice of any action to terminate, cancel, rescind, repudiate, or procure a judicial reformation thereof.

                (c)   Exhibit B accurately identifies all accounts receivable of DEJ arising under any License by DEJ, including the due dates for each, although DEJ does not give any warranty of collectibility or enforceability.

           3.6   General

                 (a)   Except as set forth on Exhibit F, to the Knowledge of the DEJ Parties, as of the date hereof, there are no Claims or Liens relating to the DEJ Pictures.

                 (b)   Except as set forth on Exhibit H, no transaction contemplated by this Agreement shall restrict, limit, invalidate or otherwise affect or result in the termination of any rights, title or interest of DEJ in, or create any Lien or Claim on any of the DEJ Pictures.

                 (c)   Exhibit G sets forth a true, correct and complete list of the locations of all of the Library Material in which DEJ has any right, title or interest relating to any of the DEJ Pictures. Except as set forth on Exhibit F, with respect to each DEJ Picture, the Library Material owned or controlled by DEJ is free and clear of all Liens and are sufficient to produce copies, prints, video products and other reproductions for exploitation in the theatrical, non-theatrical, television and video and audio markets.

                (d)   Exhibit L sets forth an estimated balance sheet of DEJ as of the date set forth thereon.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF FIRST LOOK

           First Look represents and warrants to the DEJ Parties as follows:

           4.1   Organization and Good Standing. First Look is a corporation duly organized, validly existing, and in good standing under the laws of the State of Delaware.

           4.2   Authorization and Enforceability. First Look has full corporate power and authority to execute, deliver and perform this Agreement. The execution, delivery and performance by First Look of this Agreement has been duly authorized by all necessary company action on the part of First Look. This Agreement has been duly executed and delivered by First Look. This Agreement imposes legal, valid and binding obligations on First Look, enforceable against First Look in accordance with its terms, except as such enforceability may be limited by applicable laws relating to bankruptcy, insolvency, fraudulent conveyance, reorganization or affecting creditors’ rights generally and except to the extent that injunctive or other equitable relief is within the discretion of a court.

           4.3   Investment Intent. The DEJ Shares to be acquired by First Look are being acquired for its own account, for investment and with no intention of distributing or reselling such DEJ Shares or any part thereof or interest therein in any transaction which would be a violation of the securities laws of the United States of America or any state or any foreign country or jurisdiction.

           4.4   Consents. No consent, approval or authorization of, or registration or filing with, any Person is required in connection with the execution, delivery and performance by First Look of this Agreement.

ARTICLE V
CERTAIN ADDITIONAL COVENANTS

           5.1   Maintenance of Books and Records: Access. The DEJ Parties on the one hand, and, First Look, on the other hand, shall cooperate fully with each other after the Closing Date so that (subject to any limitations that are reasonably required to preserve any applicable attorney-client privilege) each party hereto has reasonable access to the business records, contracts and other information existing at the Closing Date and relating in any manner to DEJ with respect to the period prior to the Closing Date (whether in the possession of the DEJ Parties or First Look). No files, books or records existing on the Closing Date and relating in any manner to the DEJ Business prior to the Closing Date shall be destroyed by any party hereto for a period of six years after the Closing Date without giving the other party at least thirty days prior written notice, during which time such other party shall have the right (subject to the provisions hereof) to examine and to remove any such files, books and records prior to their destruction. The access to files, books and records contemplated by this Section 5.1 shall be during normal business hours and upon not less than two business days prior written request, shall be subject to such reasonable limitations as the party having custody or control thereof may impose to preserve the confidentiality of information contained therein, and shall not extend to material subject to a claim of privilege unless expressly waived by the party entitled to claim the same. The DEJ Parties on the one hand, and, First Look, on the other hand, shall also, after the Closing Date, grant each other reasonable access during business hours to their respective employees for any purpose reasonably relating to the DEJ Business.

           5.2   Compliance with Licenses to DEJ and Licenses by DEJ. From and after the Closing, First Look shall, and First Look shall cause DEJ to, comply with the terms and conditions of, and fulfill all of DEJ’s obligations under, each of the Licenses to DEJ and the Licenses by DEJ.

           5.3   Press Release, Confidentiality. Except as may be required by law or as otherwise permitted or expressly contemplated herein, each party hereto and their respective Affiliates, employees, agents and representatives shall not disclose to any third party the subject matter or terms of this Agreement without the prior consent of the other parties hereto. No press release or other public announcement related to this Agreement or the transactions contemplated hereby may be issued by any party hereto without the prior approval of the other parties, except that any party may make such public disclosure if it has been advised by counsel that such public disclosure is required by law or by the terms of any listing agreement with a securities exchange.

           5.4   Further Assurance. Each of the DEJ Parties and First Look shall execute and deliver to the other party any other documents the other party considers reasonably necessary or desirable to evidence, effectuate or enforce this Agreement or any of the terms and conditions hereof.

           5.5   Employment. At the Closing, First Look shall make offers of employment to (or assume the severance obligations of, in accordance with the severance policies of Blockbuster set forth on Part I of Exhibit J) the employees set forth on Part I of Exhibit J. Such employment shall be offered on an “at will” basis with the same base salary and annual cash bonus opportunity as in effect for such employee as immediately prior to the Closing Date. From and after the Closing, such employees shall be also entitled to receive all employee and welfare benefits as are offered to similarly situated employees of First Look. Prior to the Closing, Blockbuster shall assign to DEJ, and DEJ shall assume from Blockbuster, the employment agreements set forth on Part Il of Exhibit J and Blockbuster shall have no continuing obligations thereunder.

           5.6   Nonsolicitation. From and after the date of the Board Approvals until the date that the Bank Consent is obtained, the DEJ Parties agree not to (a) solicit, initiate, encourage or induce any Person to make any offers or inquiries to acquire DEJ or substantially all of the assets and properties of DEJ, (b) engage in any discussions with any Person regarding same or (c) permit any Person to conduct due diligence in connection with same.

           5.7   Obligations to Close. Each of the DEJ Parties and First Look shall take all commercially reasonable actions to facilitate the occurrence of the Closing within two business days after the receipt of the Bank Consent.

ARTICLE VI
TERMINATION

           6.1  Termination. This Agreement may be terminated at any time prior to the Closing:

                (a)   by mutual written agreement of First Look and the DEJ Parties;

                (b)  by either First Look or the DEJ Parties if any governmental authority shall have issued a final order, decree or injunction or taken any other final action restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement and such order, decree, ruling or other action is or shall have become nonappealable;

                (c)   by First Look, on the one hand, or the DEJ Parties, on the other hand, if there shall have been any breach by the other party of any representation, warranty, covenant or agreement set forth in this Agreement, which breach (i) would give rise to the failure of a condition to the Closing hereunder and (ii) either cannot be cured or if it can be cured, has not been cured prior the date that is 20 days following receipt by the breaching party of written notice of such breach; provided, however, that the right to terminate this Agreement under this Section 6.1(c) shall not be available to any party whose willful breach of any provision of this Agreement has resulted in the failure of the condition to the Closing;

                (d)   by either of First Look or the DEJ Parties, if the Closing shall not have occurred on or prior to the close of business on November 11, 2005;

                (e)   by either of First Look or the DEJ Parties if the Board Approvals shall have not been obtained by the close of business on November 4, 2005.

           6.2   Effect of Termination. If this Agreement is terminated as provided in Section 6.1, then this Agreement will forthwith become void and there will be no liability on the part of any party to any other party or any other Person in respect hereof; provided that:

                (a)   the obligations of the parties described in this Section 6.2 and Article VII shall survive any such termination;

                (b)   no such termination will relieve First Look from liability for any intentional misrepresentation or intentional breach of any representation, warranty, covenant or agreement set forth in this Agreement prior to such termination; and

                (c)   no such termination will relieve the DEJ Parties from liability for any intentional misrepresentation or intentional breach of any representation, warranty, covenant or agreement set forth in this Agreement prior to such termination.

ARTICLE VII
MISCELLANEOUS

           7.1   Entire Agreement. This Agreement constitutes the entire agreement among the parties hereto pertaining to the subject matter hereof, and supersedes all prior and contemporaneous agreements, understandings, negotiations and discussions of the parties, whether oral or written.

           7.2   Assignment. This Agreement shall not be assigned by any party hereto without the prior written consent of the other party.

           7.3   No Presumption. First Look and the DEJ Parties have participated jointly in the negotiation and drafting of this Agreement. In the event any ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by First Look and the DEJ Parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Agreement.

           7.4   Counterparts. This Agreement may be executed in one or more counterparts, and transmitted by facsimile or PDF copies, each of which shall be deemed an original, but all of which taken together shall constitute one and the same Agreement.

           7.5   Governing Law. All issues and questions concerning the construction, validity, interpretation and enforcement of this Agreement shall be governed by and construed in accordance with the laws of the State of New York, without giving effect to any choice of law or conflict of law rules or provisions (whether of the State of New York or any other jurisdiction).

           7.6   Amendment. This Agreement may not be amended, modified or supplemented except by an instrument in writing signed by, or on behalf of, each of the parties hereto.

           7.7   Notices. Any notice, request, consent or other instrument or thing required or permitted to be given, made, served or delivered to any of the parties hereto shall be in writing and shall be deemed to have been duly given, made, served or delivered (a) on the date delivered if delivered personally; (b) on the next business day following the date of deposit (i) in United States first-class express mail, postage prepaid or (ii) with an overnight courier service guaranteeing next-business day delivery; or (c) on the date of facsimile transmission if transmitted prior to 5:00 p.m. local time of the recipient on a business day (provided that confirmation of receipt of such telecopy transmission is confirmed by the recipient on such date), otherwise on the next business day; in any case addressed or transmitted as follows (or in accordance with a party’s instructions specified in a notice given pursuant to this Section 7.7):

If to Blockbuster, to:

Blockbuster Inc.
1201 Elm Street
Dallas, Texas 75270
Attention: General Counsel
Telephone: 214.854.3499
Facsimile: 214.854.3677

With a copy to:

Vinson & Elkins L.L.P.
Trammell Crow Center
2001 Ross Avenue, Suite 3700
Dallas, Texas 75201
Attention: Alan Bogdanow
Telephone: 214.220.7857
Facsimile: 214.999.7857

If to First Look, to:

First Look Media, Inc.
8000 Sunset Blvd., Suite B310
Los Angeles, California 90046
Attention: Chief Executive Officer
Facsimile: 323.337.1061

With a copy to:

Stroock & Stroock & Lavan LLP
2029 Century Park East
Los Angeles, California 90067
Attention: Schuyler Moore
Telephone: 310.556.5813
Facsimile: 310.556.5959

           7.8   Nonsurvival of Representations and Warranties. None of the representations and warranties contained in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Closing Time and any liability for breach or violation thereof shall terminate absolutely and be of no further force and effect at and as of the Closing Time.

           IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year first above written.

Date: November 2, 2005

FIRST LOOK MEDIA, INC.

By: /s/ Henry Winterstern
Name: Henry Winterstern
Title: CEO

D.E.J. PRODUCTIONS INC

By: /s/ Edward B. Stead
Name: Edward B. Stead
Title: EVP and General Counsel

BLOCKBUSTER INC.

By: /s/ Larry J. Zine
Name: Larry J. Zine
Title: EVP, CFO and CAO